First Quarter Earnings Call Transcript

Operator
Good morning. My name is Tracy, and I will be your conference operator today. At this time I would like to welcome everyone to the Schweitzer-Mauduit first-quarter 2010 earnings conference call. All lines have been placed on mute to prevent background noise. After the speakers' remarks there will be a question-and answer session. (Operator instructions.) Thank you.

Mark Spears, you may begin your conference.

Mark Spears - Schweitzer-Mauduit International - Corporate Controller
Thank you, Tracy.

Good morning. I'm Mark Spears, Corporate Controller at Schweitzer-Mauduit International. Thank you for joining us today to discuss Schweitzer-Mauduit's first-quarter 2010 earnings results. Participating on today's call are Frederic Villoutreix, Chairman and Chief Executive Officer, and Pete Thompson, our Executive Vice President, Finance and Strategy. Frederic will discuss the key factors impacting our business. Pete will then provide additional detail related to our first-quarter results and outlook. We will then take your questions.

Before we begin, I would like to remind you that the comments included in today's conference call constitute forward-looking statements. Actual results may differ materially from the results suggested by these comments for a number of reasons, which are discussed in more detail in the Company's Securities and Exchange Commission filings, including our annual report on Form 10-K. Certain financial matters discussed during this call exclude restructuring expenses and are, therefore, non-GAAP financial measures. A slide presentation accompanies our formal remarks, a copy of which can be found under the Investor Relations portion of our website, or you can follow along on the webcast. With that, I will turn the call over to Frederic.

Frederic Villoutreix - Schweitzer-Mauduit International - Chairman, CEO
Thank you, Mark and good morning everyone. On today's call, I will share some high level comments about our-first quarter performance. I will also cover our working agenda for 2010, and our priorities moving forward, including comments about our recently announced LIP plans in Europe and an update on the progress with RTL expansion in Asia. Due to current litigation our comments about LIP patent actions will be limited, except to say the suit against our competitors alleging LIP patent infringement in the U.S. is proceeding through the normal legal process. Pete will then take you through a more detailed review of our financial results and guidance.

Slide 4 summarizes our financial results for the quarter. We delivered good performance across the board with substantial year-on-year increases in revenue, net income, and earnings per share. Cash generation was strong and we now have positive net cash, which Pete will discuss in a moment.

Our first-quarter results demonstrate the continuing strength of our high-value product strategy. Base paper operations maintained a profitable level, albeit it below 2009 levels, despite higher pulp prices and somewhat lower selling prices that became effective in January 2010.

We achieved solid earnings per share of $1.19 in the period, if we exclude restructuring and impairment expenses. Adjusted for an $0.18 per share dilution impact of the November 2009 secondary equity offering, the first-quarter adjusted EPS would have been a close second-best quarter in our 15-year public company history. Of course, the proceeds of the secondary offering are now being put to work to grow a high-margin, high-return RTL business which, in turn, will fuel further earnings growth beginning in 2012.

Moving to slide 5. Growth of our high value products, LIP papers and RTL products, was impressive at nearly 18% over the prior-year period, driven by the full conversion to LIP cigarette paper in the U.S. and new sales to Australia and Finland. Meanwhile, sales for RTL products remained robust and benefited from improved mill efficiencies.

We announced on Monday our plans to establish capacity in Europe to produce cigarette paper for lower ignition propensity, or LIP, cigarettes, which I will cover in the next slide. We continue to be pleased by the performance of our paper joint venture in China in spite of weak seasonal demand. We now expect to nearly double earnings from last year's levels. We continue to benefit from cost reduction initiatives and generally more efficient operations across Schweitzer-Mauduit business units, contributing over $7 million to the bottom line in the quarter.

We completed the planned shutdown of the paper machine at the Spotswood, New Jersey mill, and are now sourcing all our base paper for our proprietary Alginex LIP cigarette paper from Brazil and France. This move marks an important step in preparing the mill to concentrate on the online LIP technology we operate for Philip Morris USA, with expectation to be essentially complete by midyear.

Moving to slide 6. We continued to execute our key strategic initiative during the quarter. The construction of our new 30,000 ton reconstituted tobacco production facility in the Philippines is progressing according to plans, in line with our objective to start operations in late 2011. We reiterate our expectation to reach full-year profitability during 2012.

Negotiations continued during the quarter toward finalizing agreement by midyear 2010 for an RTL joint venture in China.

We announced on Monday our capacity expansion plans for supplying LIP cigarette paper to the European market. In addition to the already established third-party manufacturing facility in Belgium, we are investing some $25 million in a wholly-owned operation in Lodz, Poland. Lodz, to be pronounced “Wudj” in Polish, is the third-largest city in Poland and located about 84 miles southwest of Warsaw. The Lodz facility is expected to be our main production center of LIP solutions in Europe, and can be readily expanded in capacity beyond the initial planned level. It is projected to be operational in November of this year. The initial capacity investment is sized to meet up to one-half of the EU market requirements and to come online as LIP demand is expected to ramp up next year. Plans remain for the final EU LIP standards to be established in late Q3 2010, triggering adoption of the regulation by individual EU countries over a 6-to-18-month period.

We have already secured LIP supply agreements which will utilize approximately 30% of the capacity, and are in advanced discussions with several international cigarette companies regarding their EU LIP cigarette paper requirements. Securing additional commitments is expected to span over the second half of the year, with several customers waiting for the publication of the EU standard before finalizing their supply decisions. However, we expect that the remaining capacity to be fully committed for additional customer agreements. Also, we recently renewed two existing multi-year supply agreements for North American affiliates of two of the same top four multinationals that operate in Europe.

Now, a word on our restructuring program on slide 7. Last December we concluded an agreement with our employees in France on the terms of a general staff reduction, and expect to complete the reduction in force in the third quarter of 2010, resulting in annual pretax savings of approximately $8 million on a full-year basis.

In the U.S., we have now entered the final stage of our plans to refocus our Spotswood, New Jersey facility on the online LIP technology we operate Philip Morris USA, again, with expectation to be essentially complete by the end of the second quarter. Base paper is a highly competitive business, and we remain committed to doing what is necessary to keep this product segment profitable and tap the growth opportunities in Asia.

Slide 8 summarizes our key business drivers for 2010. Although we are making solid progress on our agenda, our teams are working hard to carry out our plans with an acute focus on the quality of execution. Whether it is:
•	Advancing our expansion plans in Asia for RTL products or in Europe with LIP,
•	Securing customer agreements and licenses ahead of LIP legislation becoming effective in Europe next year,
•	Delivering strong earnings growth with our high value products, or at our Chinese paper joint venture as it further strengthens its position in the premium cigarette paper market in China,
•	As well as mitigating the potential impact of pulp price and euro translation by accelerating the deployment of our operational excellence program and other cost reduction measures.
•	Last, completing the restructuring measure in France and the US.

All in all, we still have a lot of work to do, but I'm confident that we're on a solid trajectory to deliver a double-digit earnings improvement in 2010 and beyond, in spite of what is likely to be a more challenging environment over the coming months.
With that, I would turn the call over to Pete to cover our financial results and outlook.

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
Thank you, Frederic.

I will now review our results for the quarter and update our financial guidance. Net sales of $193 million for the first quarter increased 4.8% over the prior year. Net sales grew in all of our segments, primarily due to improved selling prices and a richer product mix, reflecting our continued shift to higher-value LIP and RTL products. Currency exchange also benefited the annual comparison, but this will likely swing to an unfavorable comparison in coming quarters, due to the weakness of the euro to the U.S. dollar.

Unit volume grew 3.3% across SWM, as we'll discuss on the next slide. Excluding currency impacts and the now idle Malaucène facility's prior year volume, we grew revenue 5.4% during the first quarter, which is in line with our goal to exceed 3% annually.

Our unit volume performance was good during the first quarter in all three of the presented views of our business.

We realized significant growth in high-value products, reflecting both growth in LIP from 100% regulation in the U.S. market, combined with strong sales of RTL during the first quarter, which reflected our French RTL facility's good production performance.

Global tobacco papers volume declined 0.9% year over year as losses, primarily from the closure of the Malaucène Facility, along with market-related declines in North America, were nearly fully offset by growth in sales from our China paper joint venture.

We expect a less favorable volume comparison in coming quarters due to anticipated declines in demand for global tobacco paper markets, excluding China. Full year growth for RTL is still expected to be at the mid-single-digit level, but likely somewhat below the strong first-quarter shipment rates due to customer inventory builds. The major multinational cigarette companies are largely reporting first-quarter cigarette sales in line with our expectations, including low single-digit unit volume declines in developed markets, offset by growth through acquisition and emerging market needs.

LIP demand will likely remain at first-quarter rates given stable market requirements and full shipments to Australia and Finland offsetting North American market demand declines. The major cigarette companies in the US are citing general rates of U.S. market declines returning to a more normal 2% to 4% so far in 2010. This is in line with our expectations.

SWM again delivered a significant 47% increase in operating profit, excluding restructuring and impairment expenses during the first quarter of 2010. The gains were driven by good cost performance and improved pricing, largely from a greater mix of higher value LIP and RTL products.
Cost performance improved in each of our segments, and was caused roughly half from gains achieved through our operational excellence process, and half from benefits associated with restructuring actions. We delivered good cost performance and realized excellent productivity during the first quarter in operations at our French RTL facility which, as mentioned, helped meet available sales demand.

Inflationary cost increases were unfavorable during the first quarter, with higher wood pulp cost impacting operating profits by $2.2 million. North American northern bleached softwood craft pulp list prices averaged $880 per metric ton during the first quarter, an increase of 30% over the first quarter of 2009. Other inflationary changes during the quarter largely offset each other.

Currency translation remained favorable to earnings for the quarter-to-quarter comparison as the dollar-to-euro exchange averaged $1.37 during the first quarter of 2010 versus $1.29 during the prior-year quarter.

Earnings per share increased to $1.19. Excluding restructuring and impairment expenses, in addition to the growth in earnings from increased operating profit, the first quarter benefited from an increase of $1.9 million in our share of the net income of CTM, our China paper joint venture. Decreases in interest expense for the first quarter resulting from our low levels of debt were mostly offset by foreign currency transaction losses during the quarter.

Adjusted EBITDA totaled $41.7 million for the first quarter, increasing 36% over the prior year and largely reflecting operating profit performance. Depreciation and amortization totaled $10 million for the first quarter, approximately the same as the prior-year level.

As a result of generating $31.4 million in cash from operations during the first quarter and despite a combined increase of $8.9 million in capital and deferred software spending during the first quarter, SWM debt net of cash totaled a negative $21.3 million as of March 31, 2010. This is comprised of remaining largely euro-denominated borrowings and cash holdings of which approximately two-thirds are U.S. dollar based.

Our current positive net cash position is expected to return to net debt, although still likely at a lower level as 2010 progresses and we continue the significant capital investments in high value products, including RTL expansion in the Philippines and creation of LIP capacity in Europe.

During March we received, as expected, an approximate $20 million refund of income taxes paid in France during 2009 as a result of beneficial use of net operating losses. This enabled SWM in total to hold working capital investment flat for the quarter despite increased trade receivables. Cash employee severance payments of $5.5 million were made during the first quarter.

We continue to expect 2010 cash needs to be significant, ranging from $165 million to $185 million.

We are increasing 2010 projections for capital spending to $105 million to $115 million, which includes $85 million to $95 million in strategic high-value product investments for RTL capacity in the Philippines and LIP in Europe. The Philippines RTL investment is being funded with the proceeds of the November 2009 secondary equity offering and EU LIP investments will be financed from cash generation and our existing credit facility. Both projects include a large amount of euro-denominated expenses and, thus, total project costs are benefiting from the stronger dollar.

Restructuring related cash severance payments and other cash need, including deferred software projects, continue to be expected to total $50 million to $60 million.

Not shown here is any equity investment required for an RTL joint venture in China, which is dependent upon timing of an agreement to proceed. We expect to be able to readily manage the up to $25 million in equity investment required when the opportunity comes to fruition.

We continue to increase performance as measured by our primary indicator of shareholder value creation, return on invested capital. The 16.4% level we are averaging over the last 12 months reflects the success of our strategy to shift our business to higher margin LIP and RTL products, as well as success in sustaining a profitable base paper operation which still accounts for a significant share of SWM invested capital.

Operating profit margins, excluding restructuring and impairment expenses, support this transformation. The U.S. segment, largely reflecting high-value LIP product, attained 24% operating profit return on sales. The French segment, including high-value RTL, reported 17.5% operating profit return on sales. And the Brazil segment, which is exclusively base paper and therefore has a high exposure to pulp price, sustained positive operating profit return on sales at 6.2%.

With SWM's investment in high-margin RTL and LIP we expect to continue earning superior levels of return on invested capital in the coming years.

We confirm expected 2010 EPS of at least $4.60 a share, excluding restructuring and impairment expenses. We face an increasing challenge to earnings from higher pulp prices and unfavorable foreign currency translation impacts from a weaker euro versus the dollar. However, given the strong start to the year we are confident in our ability to deliver earnings of at least $4.60 per share, largely from expected continued strength in RTL and LIP high value products in our China JV. We are working to sustain the important cost reductions already achieved this year and further build upon these through full deployment of operational excellence in realizing planned benefits of restructuring activity.

Our current earnings guidance is based upon pulp prices averaging 5% to 10% above first-quarter levels for the balance of 2010 and the U.S. dollar-to-euro exchange ranging from $1.30 to $1.35. Sustained increases in pulp prices above this range or a prolonged weakening of the euro below $1.30 present risks to achieving our earnings guidance.

Beyond 2010 we remain confident of delivering sustained growth in earnings from successful execution of our high-value product investments, including EU LIP starting in 2011 and Philippine RTL starting in 2012, combined with continued profitable base paper operations.

That concludes our remarks. Tracy, please open the line for questions.

Q U E S T I O N S A N D A N S W E R S
Operator
Certainly. (Operator instructions.) Bill Chappell; SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst
I guess, first talk a little bit about the -- well, I guess, looking at the CapEx it seems with the acceleration -- is the Philippines RTL facility moving faster than originally expected?

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
No, the construction progress is about as expected, with all the work right now focused on equipment procurement and site preparation - the actual excavation activity. The cash spending is occurring along that schedule not significantly different than what we originally planned. The absolute amount of the project is still holding to our original expectation of a $117 million investment. And, if anything, we're seeing some benefit in that a significant part of the equipment purchases are euro-denominated. So with the weaker euro, we're going to be able to buy more for the dollar.

Bill Chappell - SunTrust Robinson Humphrey - Analyst
Okay. And then, talk a little bit, if you don't mind, about the announcement earlier this week. What gives you confidence or the willingness to go ahead with the $25 million investment if you only have kind of a third of that capacity spoken for? And would you expect to see any revenue out of those facilities in 2010?

Frederic Villoutreix - Schweitzer-Mauduit International - Chairman, CEO
Good morning, Bill. This is Frederic. Let me take your question. We are the industry leader in supplying LIP solutions. And as such, we have to take the lead. The schedule for the implementation of the regulation is progressing according to plan with, as I mentioned during the presentation, a key milestone in the third quarter of this year with the expected publication by the EU of a standard. And then, from that point onward, the transition period for the individual countries to adopt the standard is a period that would last from 6 to 18 months. So our responsibility and our objective is to be ready to capture any opportunity that will come in 2011, and so therefore, the timing of our decision to expand capacity.

Now, we have fully qualified our products at the major accounts for application in Europe. So we are confident that our product will work. We are able to see progress in our negotiations with several of the other customers. And I think what we announced, with the 30% of this plant capacity already committed multi-year supply agreement, you have to look at it as a fractional commitment of their needs in order to get the capacity addition started. We announced on Monday the investment in Poland, which we believe is strategically located, low cost, and also positioned to serve the EU market, but maybe also other markets in Europe that could be adopting regulation at another time.

And our view is that we have positioned our offering with a third-party supplier to push our objective, which is to have the large customers adopt our technology as one of their standards, through a combination of direct selling and licensing. So we want to be ready, in summary, for the start in 2011, which we see confirmation signs that we will see demand in 2011. And we want to take the lead and maintain the lead to be the preferred solution provider to the industry.

Bill Chappell - SunTrust Robinson Humphrey - Analyst
And then just kind of going back to U.S. and this first-quarter earning, how should we look at the one-quarter profitability in terms of both margins and dollars? I mean, I think in the past you had said that once the U.S. was kind of up and running, that profitability should be forward on a go-forward basis. And should we look at this 24% margin as sustainable? And then also can it be better than that in Europe, or pretty similar to that in Europe as you roll it out?

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
Yes. I'd say on the U.S. sustainability of earnings, it should be stable, yes, because we're at 100% of LIP. The first-quarter results do reflect the change in the pricing on the Philip Morris LIP product under the cost-plus relationship. So the first-quarter margins and levels of profitability should hold stable. It will really depend on overall volume, market volume, not share.

The other point about the extrapolation of U.S. to Europe still remains relevant. We've said all along that what our experience has been in the U.S. and North America should be relevant to Europe. The recent data point that supports that, that's very important, was in our Monday press release on the LIP Europe expansion, where we announced that we've also renewed two North American agreements for LIP that are with the same -- they're affiliates of the same four multinational cigarette companies in Europe that we're negotiating with, and obviously have reached agreement, at least with some of them in Europe already.

So the favorable economic terms that we realized in the U.S. on LIP are holding up outside of North America, first in Australia and now in Europe, and in fact are continuing to be renewed in North America. So, yes, we would answer yes to both. In short, US should continue to be stable and the U.S. should still be reflective of our European experience.

Bill Chappell - SunTrust Robinson Humphrey - Analyst
One just last one -- can you give any update on kind of the Philip Morris USA relationship, or their testing of third-party products? And just kind of, have there been any conversations since the last conference call?

Frederic Villoutreix - Schweitzer-Mauduit International - Chairman, CEO
Yes. Bill, there's really nothing new to report. We continue to monitor both the markets and all the patterns and have noted no material changes, other than an increase in BCP orders, which we attribute to both solid sales from PM USA in the quarter, as well as inventory bought in advance of union negotiations this summer at the Spotswood mill, which is a typical situation we see every other year. And we continue to engage in discussion with Philip Morris USA about ongoing business, including the management of BCP supply. And I would say that the tone of the discussions is positive.

Bill Chappell - SunTrust Robinson Humphrey - Analyst
Thank you.

Operator
Richard Skidmore; Goldman Sachs.

Richard Skidmore - Goldman Sachs - Analyst
Maybe if I could just follow up on one of those last questions on the margins in North America versus Europe. Pete, wouldn't you expect that the margins would be higher on LIP in Europe, because, A, you wouldn't -- you don't have the online product that I think has been maybe dragging down the margin in North America? And also you'd have some licensing agreements potentially that would actually contribute more to the margin in Europe?

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
Yes. You're right on both counts. Yes. So if all things are equal, and we have only our proprietary Alginex product that we're selling on a direct basis, we do make more than the average margin reported for the whole US segment because of the mix of the products and customers for LIP, as you know. And then of course on -- a significant royalty income -- if Europe ends up having significant royalty income, we'll obviously have to explain how we're accounting for that. Does it show up as revenue or where does it come in? Because it's going to be earnings, it's going to be operating income. But how does it affect the margins? So for both of those, another way to answer the question is, on a given share point of the market in Europe, we're going to make more money than we would on an average share point for the U.S. market, because of both royalty income and because of the absence of this online product with PM-USA.

Richard Skidmore - Goldman Sachs - Analyst
And then, maybe following up a couple of other points on LIP, the long-term agreement that you secured in Europe and the two you secured in North America, is one of those the same customer, specifically, you secured an agreement with the North American affiliate and the European affiliate, or the European business? Or are the three agreements all separate customers?

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
Yes. Of the agreements in -- of all the agreements, there's four multinational customers. In North America, the renewals, there is overlap with who we've struck agreements outside of North America. But we can't give much more than that. There's only four customers, so if we say too much, we're going to reveal who it is.

Richard Skidmore - Goldman Sachs - Analyst
Right, right. And then maybe just moving just to pulp for a moment, as you think about pulp, can you just update us, or refresh our memories on your timing and your pass-through of pulp price increases? Should we expect to see some resets occur in the middle of the year for the first half move in pulp prices? Or do we have to -- do you have to wait until the end of 2010 before you're able to pass through what you've seen in pulp prices in the first part of the year?

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
No, we're, I guess, fortunate in some regards in that we do have mid-year adjustments that are with large customers of ours, so under contract adjustment. So we'll get a chance to reset selling prices for a fairly significant percentage of our revenue. And, again, this is mostly on the base paper side, the more commodity part of the business where margins are thinner to begin with.

It's hard to give an exact percentage because it depends on what happens with pulp prices yet this next two months, May and June, in terms of the reset mechanism. Kind of the way that we're viewing it, in terms of looking at both pulp price movement and then the recovery of pulp price through revenue, is we will be short. We will not be fully recovered through 2010. It will be a net negative as we've explained in our earnings guidance. Then, of course, 2010 -- or excuse me, 2011 full recovery will be dependent upon negotiations this fall. But to the extent that we have major customers and we're taking action to raise prices with noncontract business, spot, more short-term business, we do expect to see a pretty good level of pulp price recovery midyear.

Richard Skidmore - Goldman Sachs - Analyst
Thank you.

Operator
(Operator instructions.) Ian Zaffino; Oppenheimer & Company.

Ian Zaffino - Oppenheimer & Co. - Analyst
Question would be really more on these LIP deals you're out there striking. What in particular is allowing you to win these deals? Is it first-mover advantage? Is it your customers' fear that if they go with someone else with pending patent litigation then they have to re-spec these? And then maybe I guess you could just walk us through how your agreements work with the cigarette manufacturer as far as when they're spec'ing out, how long it takes them to do it, how closely you work with them before you (inaudible), and then what are the barriers to entry? Thanks.

Frederic Villoutreix - Schweitzer-Mauduit International - Chairman, CEO
Good morning, Ian. Let me take this question. I think it's all of the above and more. I think security of supply will become the main driver for the multinationals to secure a solution that works and also proven in the marketplace and also to be ready when the regulation hits the European market. And I think as you know, as we discussed a bit earlier, a milestone right now -- it is very important -- it's for the standards to be published, and the mandate of the CEN, which is the European standardization committee to publish the standards in August or September. And then it will be up to individual countries to adopt regulation, with a transition period that can be as short as six months.

So for the multinationals, they want to make sure that there is capacity installed to meet their needs that could come as early as even the late first half of 2011. And then for them to ramp up production, to fill the retail pipeline, this is a matter of four-plus months as demonstrated with some sales for Australia and Finland that started to impact the fourth quarter of 2009.

Now we've been in discussion with those multinationals. We have customers in Europe of several years. As we've communicated before, we've been engaged actively to qualify our technology, our products in the various brands in Europe. And I think it's a combination of the timing, the combination of the value proposition that we offer, combination of the proven capabilities of our products, and the need for the cigarette companies to have a competitive product that allows them to compete effectively in the marketplace.

Ian Zaffino - Oppenheimer & Co. - Analyst
Okay, great. Thank you very much.

Operator
(Operator instructions.) There are no further questions at this time.

Pete Thompson - Schweitzer-Mauduit International - EVP of Finance and Strategy
Very good. Thank you very much.

Frederic Villoutreix - Schweitzer-Mauduit International - Chairman, CEO
Thank you, Tracy. Thank you, everyone. Have a good day. Bye, bye.

Operator
This concludes today's conference. You may now disconnect.